                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)


                       Hungarian Telephone and Cable Corp.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)


                     Common Stock, par value $.001 per Share
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                   4455421030
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)





                                  July 31, 2002
--------------------------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


Check the appropriate box to designate the rule pursuant to which this Statement is filed.
[ ]      Rule 13d - 1 (b)
[X]      Rule 13d - 1 (c)
[ ]      Rule 13d - 1 (d)

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
-------------------------------------                                                   ---------------------------------------
CUSIP No.  4455421030                                      13G/A                            Page  2  of  4 Pages
-------------------------------------                                                   ---------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              Danish Investment Fund for Central and Eastern Europe
-------------------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                       (a) [ ]
                                                                                                                       (b) [ ]
-------------------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY

-------------------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION
              Kingdom of Denmark
-------------------------------------------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER
      NUMBER OF
       SHARES
   BENEFICIALLY
      OWNED BY
   EACH REPORTING                        0
    PERSON WITH                  ----------------------------------------------------------------------------------------------
                                 6       SHARED VOTING POWER

                                         0
                                 ----------------------------------------------------------------------------------------------
                                 7       SOLE DISPOSITIVE POWER


                                         0
                                 ----------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER


                                         0
-------------------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              0
-------------------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  (See Instructions)

                                                                                                                           [ ]
-------------------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              0.0%
-------------------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON (See Instructions)

              CO
-------------------------------------------------------------------------------------------------------------------------------




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ITEM 1.

         Item 1(a) Name of Issuer:   Hungarian Telephone and Cable Corp.

         Item 1(b) Address of Issuer's Principal Executive Offices:

                           100 First Stamford Place
                           Suite 204
                           Stamford, CT 06902


ITEM 2.

         2(a) Name of Person Filing: Danish Investment Fund for Central and
                                     Eastern Europe

         2(b) Address or Principal Business Office or, if none, Residence:

                           4, Bremerholm
                           DK-1069 Copenhagen K
                           Denmark

         2(c) Citizenship: Kingdom of Denmark

         2(d) Title of Class of Securities: Common Stock

         2(e) CUSIP No.:     4455421030


ITEM 3.

Not applicable


ITEM 4. OWNERSHIP.

Amount Beneficially Owned: No Shares of Common Stock

Percent of class: 0.0%

Number of shares as to which such person has:

         Sole power to vote or to direct the vote: None

         Shared power to vote or to direct the vote: None

         Sole power to dispose or to direct the disposition of: None

         Shared power to dispose or to direct the disposition of: None

ITEM 5. OWNERSHIP OF 5 PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [X].


ITEM 6. OWNERSHIP OF MORE THAN 5 PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

Not applicable


ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable


ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

Not applicable


ITEM 10. CERTIFICATION.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


13 September 2002
-------------------------------------------
Dated


/s/ Morten Christiansen   /s/ J. Dan Jensen
-------------------------------------------
Signature


Morten Christiansen, Dep. Director
J. Dan Jensen, Dep. Man-Director
-------------------------------------------
Name/Title




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